Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

Re:         PHL Variable Insurance Company

              Post-effective Amendment No. 11 on Form S-3 to Registration Statement No. 333-87218 on Form S-1

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-effective Amendment No. 11 on Form S-3 to Registration Statement No. 333-87218 (“PEA No. 11”) filed on Form S-1 under the Securities Act of 1933 for PHLVIC’s Market Value Adjusted Guaranteed Interest Account Annuity (“MVA”), only available for use under certain PHLVIC’s variable accumulation deferred annuity contracts (“Contract”).

In connection with this opinion, I have reviewed the Registration Statement and the provisions of federal income tax laws relevant to the issuance of these contracts with the MVA investment options. Based upon this review, I am of the opinion that each of the contracts, when issued with the MVA investment options will have been validly and legally issued.

I hereby consent to the use of this opinion as an exhibit to PEA No. 11 and to the use of my name in the “Legal Matters” section of the prospectus in PEA No. 11.

Yours truly,

By:	/s/ Laurie D. Lewis
Laurie D. Lewis Tax Counsel PHL Variable Insurance Company